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                                                                      Exhibit 11


                   CALCULATION OF PRIMARY EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)




                                                   Three months ended                                   Six months ended
                                                      September 30,                                       September 30,

                                                   1995                1994                        1995                     1994
                                                   ----                ----                        ----                     ----
 Weighted average common shares
    and common share equivalents
    outstanding                                  23,252,372      22,872,648                  23,178,946               22,867,506


 Net income                                          $6,705          $5,649                     $13,521                  $11,614

 Earnings per share                                    $.29            $.25                        $.58                     $.51





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